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EXHIBIT 99.1

PRESS RELEASE	Investor/Media Contact: Raj Denhoy 415 828-1044 rdenhoy@establishmentlabs.com
Establishment Labs Submits Module Four to U.S. FDA for Premarket Approval of Motiva and Reports Record Fourth Quarter and Full Year 2022 Financial Results
NEW YORK, NY, February 27, 2023 -- Establishment Labs Holdings Inc. (NASDAQ: ESTA), a global medical technology company dedicated to improving women’s health and wellness, principally in breast aesthetics and reconstruction, today announced that it has submitted the fourth and final module of its modular submission to the FDA for premarket approval of Motiva Implants® in the United States. The company also provided unaudited financial results for the fourth quarter and full year ended December 31, 2022 and provided 2023 guidance.

Fourth Quarter Highlights and Outlook
•Fourth and final module submitted to U.S. FDA for premarket approval of Motiva Implants®.
•2023 guidance of $200 million to $210 million, an increase of 24% to 30% over 2022.
•Fourth quarter worldwide sales of $43.8 million, consistent with preannouncement on January 9, 2023; fourth quarter sales increased 24.1% year-over-year and were a new quarterly record; excluding the impact of foreign currency changes, revenue growth in the fourth quarter would have been 27.7%.
•Fourth quarter net loss from operations of $13.6 million compared to a net loss of $14.2 million in the year-ago period.
•Cash balance of $66.4 million as of December 31, 2022.
•Mia Femtech™ commercialization on track.
•Motiva Flora® tissue expander global rollout ongoing.
“Based on the strong results we are reporting today and the continued momentum in our business, 2023 will be a groundbreaking year on our road to $500 million by 2026,” said Juan José Chacón-Quirós, Chief Executive Officer. “This conviction is reflected in our 2023 revenue guidance of $200 million to $210 million. Preparations for commercial sales of Mia Femtech are progressing and approval in China is also expected in the first half of 2023, gaining us entry into the second largest global market. And in a major milestone for Establishment Labs, we have submitted module four of our modular PMA to the U.S. FDA, bringing us closer to approval of Motiva in the United States.”
“We are putting in place the infrastructure to support this growth and more,” Mr. Chacón-Quirós continued. “Our new Sulàyöm campus will undergo validation and begin manufacturing this year; this facility also brings us significant new capabilities in R&D, medical education, and media. We are defining every day what a women’s health company can do to raise the standards in breast aesthetics and reconstruction. We are transforming our markets and in doing so, creating new opportunities for growth and more importantly, innovative options for women around the world.”
Fourth Quarter 2022 Financial Results
Total revenue for the quarter ended December 31, 2022 was $43.8 million compared to $35.3 million for the same period in 2021. Direct sales comprised approximately 37% of total sales, while distributor sales made up the balance.
Gross profit for the fourth quarter was $28.2 million, or 64.3% of revenue, compared to $24.2 million, or 68.6% of revenue, for the same period in 2021. The change in gross margin was primarily due to fluctuation in foreign exchange rates.
Total operating expenses for the fourth quarter were $41.3 million, an increase of $7.7 million compared to $33.6 million in the fourth of 2021.
SG&A expenses for the fourth quarter increased approximately $7.3 million to $34.8 million compared to $27.6 million in the fourth quarter of 2021. The increase in SG&A was primarily due to increases in personnel and related costs, increases in sales and marketing expenses, as well as increases in freight charges.
R&D expenses increased approximately $0.4 million to $6.5 million in the fourth quarter compared to $6.0 million for the same quarter a year ago. The majority of the increase was due to increases in personnel, compliance, and regulatory costs.
Net loss from operations for the fourth quarter was $13.6 million compared to a net loss of $14.2 million in the year ago period.
The Company’s cash balance on December 31, 2022 was $66.4 million. Cash increased $12.9 million from December 31, 2021 and $1.0 million from the prior quarter, primarily as a result of borrowings under the Company's credit facility, operating losses, and investments in a new facility to expand manufacturing.
Conference Call and Webcast Information
Establishment Labs will host a conference call and webcast today at 4:30 p.m. Eastern Time to discuss its financial results. The conference call can be accessed by dialing (877) 407-8037 (U.S. and Canada) or (201) 689-8037 (international) and using conference ID number 13736311. In addition, the live and archived webcast will be available on the Investor Relations section of the Company's website at www.establishmentlabs.com.
About Establishment Labs
Establishment Labs Holdings Inc. is a global medical technology company dedicated to improving women’s health and wellness. The company’s initial focus is breast health, principally breast aesthetics and reconstruction. Establishment Labs offers a portfolio of advanced silicone gel-filled breast implants, branded as Motiva®, that include a number of innovative and patented features designed to deliver improved aesthetic and clinical outcomes. Since commercial launch in 2010, over 2.5 million Motiva Implants® have been delivered to plastic surgeons in over 80 countries. The company also offers or has under development a number of related products and technologies, including the Motiva Flora® tissue expander and Mia Femtech™, the company’s minimally invasive breast enhancement procedure. In 2018, Establishment Labs received an investigational device exemption (IDE) from the FDA for the Motiva Implant® and began a clinical trial to support regulatory approval in the United States. Motiva Implants® are manufactured at the company’s two facilities in Costa Rica, which are compliant with all applicable regulatory standards under ISO13485:2016 and FDA 21 CFR 820 under the MDSAP program. Please visit our website for additional information atwww.establishmentlabs.com.
Non-GAAP Financial Measures

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), we have disclosed in this press release constant currency sales (or revenue) information, which is a non-GAAP measure that excludes the impact of foreign exchange currency fluctuations. Fluctuations in currency exchange rates impact the sales growth rates of our underlying business. Management believes that excluding the impact of currency exchange rate fluctuations from its sales growth provides investors a more useful comparison to historical financial results. In order to remove the impact of fluctuations in foreign currency exchange rates, we calculate constant currency revenue, which represents the outcome that would have resulted had exchange rates in the current period been the same as those in effect in the comparable prior period. Management believes that providing investors with this non-GAAP measure gives them additional information to enable them to assess, in the same way management assesses, the Company's current and future continuing operations. This non-GAAP measure is not in accordance with, or an alternative for, GAAP, and may be different from non-GAAP measures used by other companies.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “intends to,” “would,” “will,” “may” or other similar expressions in this press release. Any statements that refer to projections of our future financial or operating performance, anticipated trends in our business, our goals, strategies, focus and plans, including related product development and commercialization and regulatory approvals, and other characterizations of future events or circumstances, including statements expressing general optimism about future operating results, related to the company’s performance are forward-looking statements. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. We caution investors that any forward-looking statements presented in this report, or that we may make orally or in writing from time to time, are expressions of our beliefs and expectations based on currently available information at the time such statements are made. Such statements are based on assumptions, and the actual outcome will be affected by known and unknown risks, trends, uncertainties, and factors that are beyond our control. Although we believe that our assumptions are reasonable, we cannot guarantee future performance, and some will inevitably prove to be incorrect. As a result, our actual future results and the timing of events may differ from our expectations, and those differences may be material. Factors, among others, that could cause actual results and events to differ materially from those described in any forward-looking statements include risks and uncertainties relating to: our ability to successfully, timely and cost-effectively develop, seek and obtain regulatory clearance for and commercialize our product offerings; the rate of adoption of our products by healthcare providers or other customers; the success of our marketing initiatives; the safe and effective use of our products; our ability to protect our intellectual property; our future expansion plans and capital allocation; our ability to expand upon and/or secure sources of credit or capital; our ability to develop and maintain relationships with qualified suppliers to avoid a significant interruption in our supply chains; our ability to attract and retain key personnel; our ability to scale our operations to meet market demands; the effect on our business of existing and new regulatory requirements; and other economic and competitive factors. These and other factors that could cause or contribute to actual results differing materially from our expectations include, among others, those risks and uncertainties discussed in the company’s quarterly report on Form 10-Q filed on November 9, 2022 and will be discussed in the company's annual report on Form 10-K that will be filed on March 1, 2023, which risks and uncertainties may be updated in the future in other filings made by the company with the Securities and Exchange Commission. The risks included in those documents are not exhaustive, and additional factors could adversely affect our business and financial performance. We operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We are not undertaking any obligation to update any forward-looking statements. Accordingly, investors should use caution in relying on past forward-looking statements, which are based on known results and trends at the time they are made, to anticipate future results or trends.
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ESTABLISHMENT LABS HOLDINGS INC.
Consolidated Statements of Operations
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Revenue	$43,813	$35,313	$161,700	$126,682
Cost of revenue	15,648	11,087	55,105	41,278
Gross profit	28,165	24,226	106,595	85,404
Operating expenses:
Sales, general and administrative	34,846	27,558	125,984	92,229
Research and development	6,479	6,034	20,269	18,315
Total operating expenses	41,325	33,592	146,253	110,544
Loss from operations	(13,160)	(9,366)	(39,658)	(25,140)
Interest income	25	8	87	23
Interest expense	(2,200)	(2,326)	(11,760)	(9,062)
Change in fair value of derivative instruments	—	191	703	737
Loss on extinguishment of debt	—	—	(19,019)	—
Other income (expense), net	2,592	(1,910)	(3,177)	(6,270)
Loss before income taxes	(12,743)	(13,403)	(72,824)	(39,712)
Provision for income taxes	(819)	(788)	(2,385)	(1,427)
Net loss	$(13,562)	$(14,191)	$(75,209)	$(41,139)

Basic and diluted net loss per share	$(0.55)	$(0.59)	$(3.08)	$(1.72)
Weighted average outstanding shares used for basic and diluted net loss per share	24,610,729	24,232,251	24,457,793	23,972,722

ESTABLISHMENT LABS HOLDINGS INC.
Consolidated Balance Sheets
(In thousands)

	December 31,
	2022	2021
	(Unaudited)
Assets
Current assets:
Cash	$66,355	$53,415
Accounts receivable, net of allowance for doubtful accounts of $741 and $1,221	35,423	24,437
Inventory, net	36,583	28,407
Prepaid expenses and other current assets	11,543	7,012
Total current assets	149,904	113,271
Long-term assets:
Property and equipment, net of accumulated depreciation	51,092	18,658
Goodwill	465	465
Intangible assets, net of accumulated amortization	4,608	4,371
Right-of-use operating lease assets, net	3,702	2,206
Other non-current assets	1,290	558
Total assets	$211,061	$139,529
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$20,034	$14,475
Accrued liabilities	17,237	16,236
Other liabilities, short-term	1,688	1,178
Total current liabilities	38,959	31,889
Long-term liabilities:
Note payable, Oaktree, net of debt discount and issuance costs	175,461	—
Note payable, Madryn, net of debt discount and issuance costs	—	51,906
Madryn put option	—	703
Operating lease liabilities, non-current	3,200	1,900
Other liabilities, long-term	1,626	2,392
Total liabilities	219,246	88,790
Shareholders’ equity:
Total shareholders’ equity	(8,185)	50,739
Total liabilities and shareholders’ equity	$211,061	$139,529